Exhibit 10(iv)

Exhibit 10(iv)  Strategic Collaboration Agreement

                        STRATEGIC COLLABORATION AGREEMENT

         THIS STRATEGIC COLLABORATION AGREEMENT (the "Agreement") is made and entered into as of this 31st day of March, 2000, by and between New Generation Plastic, Inc., a Delaware corporation, with an address of 245 Park Avenue, New York, NY 10167 ("NGH") and New Generation Partners, Inc. with an address of 245 Park Avenue, New York, New York 10167 ("NGPartners"), on the one hand, and Double Impact, Inc., a California corporation, with an address of 785 Market, San Fransisco, CA 94103 ("DI"), on the other.

                              W I T N E S S E T H:

         WHEREAS, NGH is executing a name change to New Generation Holdings, Inc. and forming two private subsidiaries, New Generation Plastic, Inc. and NGPartners. NGPartners will engage in the incubation of European Internet companies to create a collaborative network of business to business e-commerce, Internet infrastructure and wireless Internet companies; and

         WHEREAS, DI is a global venture catalyst firm which helps to accelerate the development of early stage Information Technology and Internet ventures; and

         WHEREAS, NGH, NGPartners and DI desire to collaborate in developing the business of NGPartners; and

         WHEREAS, NGH, NGPartners and DI desire to set forth in this Agreement the terms and conditions applicable to their collaboration.

         NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I
                           NGPARTNERS RESPONSIBILITIES

         1.1 Management of NGPartners. NGPartners and NGH will be responsible for the overall management and operation of NGPartners, including organization, planning, capitalization, staffing, recruitment of board members and advisors, establishment of facilities and management of all operations.

         1.2 Delivery of Information. NGPartners and NGH will also be responsible for delivering to DI in a timely manner all information reasonably required by DI to execute DI's responsibilities under this Agreement.

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                                   ARTICLE II
                               DI RESPONSIBILITIES

         2.1 NGPartners Advisory Services. DI will work closely with NGH and NGPartners to achieve the goals and objectives of NGH and NGP's business plans. DI will provide advisory services to NGH and NGPartners ("NGP Advisory") in the areas of board of directors composition, board of advisors composition, partnering, incubators structuring, incubator process, investment criteria and process, deal flow generation, due diligence on incubator candidates and other investment opportunities ("Direct Investments") and catalyst services for incubator companies.

         2.2 Portfolio Advisory Services. Once NGH or NGPartners has made an investment in a "Direct Investment" company, DI will offer its services to these companies directly ("Portfolio Advisory"), and will inform NGH of any communications with the Direct Investment companies. If a Direct Investment company desires to engage DI to perform services for them, DI will work with such company pursuant to its normal and customary procedures. In the event such Direct Investment company originates from Phase 1(a) or 1(b) NGP Incubation, then DI shall consult with NGP prior to its offer of services and NGP shall have right of approval with regards to the terms and compensation of DI for such services. Such services shall be agreed to between DI and any such Direct Investment company, although it is anticipated that the services to be performed may include market and industry assessment, strategy review and development, business model analysis, business development and partnering, valuation, advisory on capital raising, M&A strategy/execution and referral to other resources required by any such company. No other party shall be deemed a third party beneficiary of any such contract that DI may enter into with a Direct Investment company.

         2.3 Limited non-compete. In the event DI has a potential incubatee candidate or a potential investment opportunity, DI shall provide notice and a reasonable opportunity to participate to NGH/NGP before making it available to other competitive companies or service providers, namely other European incubators. DI shall not directly take on another European incubator as a client nor enter into a strategic alliance with such incubator without the prior consent of NGH/NGP, such consent not to be unreasonably withheld.

                                   ARTICLE III
                                  COMPENSATION

         3.1 Fees for NGPartners Advisory Services. DI will present to NGP no later than March 20, 2000 a project plan outlining the specific NGP Advisory Services to be performed for the remainder of Calendar Year 2000. This project plan will be based upon the NGH/NGPartners business plan and assumptions. Based upon this project plan, DI will receive cash fees for the services described according to the following schedule. The parties hereto acknowledge and agree that DI is providing the services described in this Section 3.1 at a discount to its normal and ordinary rates.

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         a. Corporate Advisory. Such services include advice relating to board of directors composition, board of advisors composition, partnering, incubators structuring, incubator process, investment criteria and process, and deal flow generation. DI will provide these services for US$20,000 per month, payable in advance, commencing on March 15, 2000. Payment of the first month's fee may be deferred until the later of the time that NGH raises its initial $5,000,000 round of capital, or March 31st, 2000.

         b. Review of Phase 1(A) Incubator Candidates. $1,000 per review, payable upon completion of the review.

         c. Catalyst Services for Phase 1(B) Companies. DI will perform catalyst services for Phase 1(B) companies at the request of NGPartners. Such services may include market landscape, industry landscape, general strategy, business model analysis, business development strategy and/or capital advisory. The price of such services shall be agreed on a case-by-case basis, but is anticipated to be $20,000-$40,000 per month for three months for each company at a discounted rate.

         d. Due Diligence on Phase 1(B) ("Incubator Companies") and Phase 2 and 3 Companies ("Direct Investments"). This due diligence focuses on market opportunities, business model, competition and management team, but does not include legal or financial due diligence. These services will be priced at $5,000, $10,000 or $15,000 per due diligence, depending on the nature and scope required, the specifics of which are described in Exhibit B (which shall be provided by DI not later than 10 days after the date of this Agreement), payable upon completion of the review.

         e. DI will not take direct equity stakes in the Incubator Companies, but will instead satisfy its equity participation in these companies by virtue of DI's equity ownership in NGH, as outlined below.

         f. The project plan and associated fees can be adjusted by mutual agreement between the parties.

         g. The NGH Business Plan is attached hereto as Exhibit A, and is incorporated by reference herein, including the terms "1(A) Incubator Candidates," "1(B) Companies," and "Phase 2 and 3 Companies."

         3.2 Fees for Portfolio Advisory Services for Phase 2 and 3 Companies. The specific services to be provided by DI to Phase 2 and 3 Companies shall be at the discretion of each individual Phase 2 and 3 Company's management, but such services are anticipated to include market landscape, industry landscape, general strategy, business model analysis, business development strategy, business development, capital advisory, resource referral and/or strategy and execution of mergers and acquisitions. Upon request of a Phase 2 and 3 Company's management, DI will formulate customized proposals for services to be provided to such company; provided, that the particular Phase 2 and 3 Company's operation fits DI's client criteria. The specifics of each agreement with a Phase 2 and 3 Company will be negotiated with the management of each such company. All agreements with Phase 2 and 3 Companies will be

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fully disclosed to NGH and NGPartners. DI's fees, including cash and equity, will be set according to DI's normal and customary pricing in connection with such investments. Cash fees shall be in the form of a prepaid monthly retainer. DI reserves the right to receive equity fees upon a variety of terms and conditions acceptable to DI. Success fees, which can be paid in a combination of cash and equity, shall be tied to revenue generated by arrangements catalyzed by DI and additional outside financing raised with DI's assistance. Although agreements remain to be negotiated with such Phase 2 and 3 Companies, it is anticipated that (a) the monthly retainer fees for the services to be provided by DI shall be between $20,000-$40,000 per company per month for six to nine months, (b) the equity fees shall be between 1%-3% of the Phase 2 and 3 Company, measured as of the valuation of the most recent equity financing, and (c) the success fees shall be 5%-15% of the gross revenue generated and/or approximately 5% of capital raised. In the case of Phase 2 and 3 Companies originating from the NGH/NGP incubation, NGH/NGP shall have the right to exchange any DI equity for a comparable amount of equity in NGH/NGP, the valuation of the DI equity based on the fair value of the equity. In the case of non- originating incubator Phase 2 and 3 investment companies, both parties shall consider exchanging any equity DI may have acquired in the Phase 2 and 3 companies for NGH stock on a case-by-case basis.

         3.3 Equity Participation. In consideration of DI's contribution to the co-founding of NGPartners, including the initial NGP Advisory, and ongoing contribution to creating value in NGPartners, DI shall receive 500,000 shares of NGH (NASDAQ BB: NGPX) as per a separate agreement among Bachkine & Meyer Industries S.A., NGH and DI dated concurrently herewith. Six months after signing of this Agreement, both parties will determine if they wish to continue working together in the capacity outlined above. If so, DI shall receive an additional 500,000 shares of NGH at that time. The exact terms and nature of this stock participation will be determined as soon as possible by mutual agreement, and the parties agree in good faith to work towards agreement that minimizes the tax impact upon DI as a result of the consideration received under this Section 3.3.

         3.4 Bonus Payments. Not later than one year from the date of this Agreement, depending on NGH's and NGPartner's performance and DI's contribution thereto, NGH and/or NGP may, in its sole discretion, determine to make a further bonus payment to DI of up to 500,000 shares of NGH and/or $500,000. DI's contribution may be measured by NGH and NGPartners in the form of the deal flow or financing contributed by DI, strategic relationships fostered by DI and/or in others ways

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                                   ARTICLE III
                          EMPLOYMENT TAXES AND BENEFITS

         4.1 Compensation of DI's Personnel. DI shall bear sole responsibility for payment of compensation to its employees and consultants. DI shall pay and report, for all personnel assigned to NGH' work, income tax withholding, workers' compensation, social insurance contributions, and unemployment insurance applicable to such personnel as employees or consultants of DI. DI shall bear sole responsibility for any health or disability insurance, retirement benefits, other welfare or pension benefits, or dismissal indemnities or any other type of payments to employees who leave the employment of DI, if any, to which such personnel may be entitled. DI agrees to defend, indemnify, and hold harmless NGH, its officers, directors, employees and agents, and the administrators of NGH' benefit plans, from and against any claims, liabilities, or expenses relating to such compensation, tax, insurance, or benefit matters, including, but not limited to all claims under any applicable labor law provisions, including, but not limited to claims concerning the dismissal of personnel, provided, that NGH shall notify DI of each such claim and cooperate with DI in the defense and resolution of such claim.

                                   ARTICLE IV
                              TERM AND TERMINATION

         5.1 Term. This Agreement will become effective on the date first shown above and will continue in effect for an initial term of six (6) months (the "Initial Term"), unless sooner terminated as provided herein or extended by written agreement signed by both parties. At the end of the Initial Term the parties will determine whether to continue this Agreement for an additional period to be determined by the parties (the "Renewal Term").

         5.2 Termination for Breach. In the event either party fails to perform any material term in this Agreement (the "Defaulting Party") and fails to cure such breach within thirty (30) days of receipt of written notice from the other party specifically identifying the breach or breaches, the other party may, without limitation of its other rights, and at its election, terminate this Agreement, without further obligation or liability to the Defaulting Party thereunder by giving at least ten (30) days advance written notice to the Defaulting Party of the intended termination date.

         5.3 Return of Materials. Upon the termination of this Agreement, each party shall promptly return to the other all materials furnished by the other party pursuant to this Agreement.

         5.4 Survival. Articles 4 and 5 hereof shall survive termination or expiration of this Agreement. In addition, all obligations of a party, including payment obligations, incurred prior to the termination or expiration of this Agreement shall survive such termination or expiration.

         5.5 Independent Contractor. Each party expressly acknowledges and agrees that for all purposes with respect to this Agreement, the status of the parties hereto as between themselves is solely that of independent contractors. This Agreement shall not constitute either

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party as the legal representative, employee, partner, joint venturer or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against, or in the name of or on behalf of the other party.

                                    ARTICLE V
                               GENERAL PROVISIONS

         6.1 Board Participation. During the term of this Agreement, DI shall be entitled to nominate one person to be elected to the Board of Directors of NGH. NGH shall use its best efforts to see that such person is initially appointed by the Board and when necessary recommend that such person be elected to the Board by the shareholders. In the event that NGPartners has an initial public offering, is merged with another entity or otherwise becomes an independent entity, DI will receive one seat on its Board of Directors.

         6.2 NGH/NGPartners Investment in DI. NGH and/or NGPartners will have the right to invest $500,000 in the Series D round of DI, contingent upon making a binding investment commitment no later than March 24, 2000 and paying in an initial $100,000 no later than April 20, 2000 and the balance of $400,000 no later than May 31, 2000. The Series D round is anticipated to close no later than March 31, 2000. The terms and conditions of the investment will be the same as those provided to other investors in the Series D round.

         6.3 Notices. Any notices to be given hereunder by any party to the other party may be effected either by personal delivery in writing or by registered or certified mail (postage prepaid with return receipt requested), overnight delivery service or facsimile (with a copy by registered mail). Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change such address by written notice in accordance with this paragraph. The date upon which any such notice is received at the designated address shall be deemed to be the date of such notice.

         6.4 Assignment. In view of the nature of the Services to be performed by DI hereunder, this Agreement may not be assigned by either party without the prior written consent of the other party.

         6.5 Arbitration. In the event of a dispute between the parties arising under this Agreement, the parties shall submit to binding arbitration in New York County, New York, under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") before a single arbitrator chosen by the parties (or, in the event that the parties are unable to agree on an arbitrator, by the AAA) who is knowledgeable of the venture capital financial markets and the internet industry. Pre-trial and trial procedures in the arbitration shall generally be governed by the Federal Rules of Civil Procedure and the Federal Rules of Evidence. The decision of the arbitrator shall be final and binding with respect to the dispute subject to arbitration and shall be enforceable in any court of competent jurisdiction. Each party shall bear its own expenses and costs incurred in such arbitration. Nothing in this paragraph shall derogate from the rights of the parties to seek preliminary injunctive relief before the courts of New York to preserve the status quo.

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         6.6 Waivers. Any delay or forbearance by either party in exercising any right hereunder shall not be deemed a waiver of that right.

         6.7 Entire Agreement. This Agreement, the attached schedules and exhibits constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all agreements, either oral or written, between the parties hereto with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

         6.8 Severability. If any provision of this Agreement shall be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of such provision shall be construed so as to render it enforceable, to the extent feasible; and if no feasible interpretation would save such provision, it shall be severed from this Agreement and the remainder shall remain in full force and effect. However, in the event such provision is considered an essential element of this Agreement, the parties shall promptly negotiate a replacement thereof

         6.9 Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

         6.10 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

         6.11 Public Announcements. The parties agree to cooperate in the preparation of any public announcement or communication with any news media in respect of this Agreement or the services performed.

         6.12 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors, and permitted assigns.

         6.13 Negotiated Agreement. This Agreement is the result of negotiations between the parties. Accordingly, no party to this Agreement shall be deemed to be the author of this Agreement and there shall be no presumption that this Agreement is to be construed for or against any party to this Agreement on the basis of the authorship of this Agreement.

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         6.14 Headings. The headings in this Agreement are inserted merely for the purpose of convenience and shall not affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.


                                             NEW GENERATION PLASTIC,INC.


                                             By: /s/ Paul Hokfelt
                                                 -------------------------------
                                             Name:  Paul Hokfelt
                                             Title: Chief Executive Officer

                                             NEW GENERATION PARTNERS, INC.


                                             By: /s/ Paul Hokfelt
                                                 -------------------------------
                                             Name:  Paul Hokfelt
                                             Title: Chief Executive Officer

                                             DOUBLE IMPACT, INC.


                                             By: /s/ D. Randall Boyer
                                                 -------------------------------
                                             Name:  D. Randall Boyer
                                             Title: President

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